EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2008 RESULTS

CHATTANOOGA, Tenn. (October 28, 2008) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the third quarter and nine months ended September 27, 2008.  For the third quarter, the Company reported a loss from continuing operations of $732,000, or $0.06 per diluted share, compared with income from continuing operations of $2,239,000, or $0.17 per diluted share, for the third quarter of 2007.  Sales for the third quarter of 2008 were $72,917,000, down 11% from sales of $82,385,000 in the year-earlier quarter.

For the nine months ended September 27, 2008, income from continuing operations was $633,000, or $0.05 per diluted share, compared with income from continuing operations of $5,032,000, or $0.39 per diluted share, for the same period in 2007.  Sales for the year-to-date period in 2008 were $220,794,000, down 8% from $241,278,000 reported in the prior-year period.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "The third quarter began with another announcement of significantly higher raw material costs.  We increased our selling prices to reflect the June and July raw material price increases; however, the higher selling prices were not fully implemented until the fourth quarter of this year.  We also were faced with unit volume decreases that led to lower operating efficiencies and higher unabsorbed fixed costs.  Our carpet sales dollars declined 10.7% in the third quarter of this year, compared with the third quarter of the prior year, with residential carpet sales down 12.1% and commercial carpet sales down 8.5%.  In response to the difficult economic environment, we developed and began implementing a plan to consolidate certain of our operations to better utilize our facilities and reduce costs.  The plan consolidates our tufting operations in North Georgia into our Atmore, Alabama, facility and our tufting, dyeing and finishing operations in Santa Ana, California, into one facility.

“We are also making organizational changes to reduce staff and expenses, where such changes will not compromise our ability to grow or affect our leadership position in high-end markets.  The facility consolidations and organizational changes should reduce total employment by approximately 6% on top of the 9% staffing reduction that took place during the second quarter.

"The aggregate cost to complete the consolidations and make the organizational changes is expected to be approximately $3.0 million to $3.5 million.  These costs will have a negative impact on our results until we complete the consolidations in the first quarter of next year, but these actions should reduce ongoing fixed costs and improve operating efficiencies in both our East Coast and West Coast operations, while leaving adequate capacity for growth.

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DXYN Reports Third Quarter 2008 Results

October 28, 2008

“The effects of these initiatives, together with higher selling prices in place during the fourth quarter of 2008 and anticipated decreases in raw material costs, are expected to return our operations to profitable levels next year and position us to take full advantage of improvement in industry conditions when they occur,” Frierson concluded.

In October of this year the Company amended its $84.6 million senior loan and security agreement to extend its term to May 11, 2013.  The available credit and structure of the facility are substantially unchanged, but interest rates applicable to the facility were increased approximately 0.5% to current market rates.

During the third quarter of this year, the Company purchased 237,186 shares of its Common Stock at an average price of $5.97 per share, pursuant to the Company’s previously authorized stock repurchase program.  At the end of the third quarter, the Company discontinued its 10b-18 Common Stock repurchase plan to maintain a conservative capital structure during this period of uncertainty.  Additional repurchases of the Company’s Common Stock may be made based on management’s review of developing economic conditions.

The Company’s loss from discontinued operations was $101,000, or $0.01 per diluted share, for the third quarter of 2008, compared with income from discontinued operations of $9,000, or $0.00 per diluted share, for the third quarter of 2007.  Including discontinued operations, the Company reported a net loss of $833,000, or $0.07 per diluted share, for the third quarter of 2008 compared with net income of $2,248,000, or $0.17 per diluted share, for the third quarter of 2007.  For the nine-month period in 2008, the Company's loss from discontinued operations was $167,000, or $0.01 per diluted share, compared with a loss of $175,000, or $0.02 per diluted share, in the prior-year period.  Including discontinued operations, the Company reported net income of $466,000, or $0.04 per diluted share, for the nine months ended September 27, 2008, compared with net income of $4,857,000, or $0.37 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on October 28, 2008.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0863 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 2584733 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Third Quarter 2008 Results

October 28, 2008

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
NET SALES	$72,917	$82,385	$220,794	$241,278
Cost of sales	54,029	57,878	158,796	168,690

GROSS PROFIT	18,888	24,507	61,998	72,588
Selling and administrative expenses	18,733	19,371	56,754	59,691
Other operating income	(56)	(147)	(292)	(257)
Other operating expense	178	149	546	418

OPERATING INCOME	33	5,134	4,990	12,736

Interest expense	1,483	1,613	4,414	4,839
Other income	(165)	(9)	(348)	(46)
Other expense	5	28	31	59

Income (loss) from continuing operations before income taxes	(1,290)	3,502	893	7,884
Income tax provision (benefit)	(558)	1,263	260	2,852

Income (loss) from continuing operations	(732)	2,239	633	5,032
Income (loss) from discontinued operations, net of tax	(101)	9	(167)	(175)

NET INCOME (LOSS)	$(833)	$2,248	$466	$4,857

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.06)	$0.18	$0.05	$0.39
Discontinued operations	(0.01)	0.00	(0.01)	(0.01)

Net income (loss)	$(0.07)	$0.18	$0.04	$0.38

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.06)	$0.17	$0.05	$0.39
Discontinued operations	(0.01)	0.00	(0.01)	(0.02)

Net income (loss)	$(0.07)	$0.17	$0.04	$0.37

Weighted-average shares outstanding:
Basic	12,345	12,817	12,515	12,805
Diluted	12,345	12,985	12,625	12,990

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THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	Sept. 27, 2008	Dec. 29, 2007
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$265	$427
Accounts receivable, net	33,949	32,868
Inventories	77,315	75,928
Other	10,415	7,742
Total Current Assets	121,944	116,965

Net Property, Plant and Equipment	98,288	102,378
Goodwill	56,581	56,743
Other Assets	13,304	14,152
TOTAL ASSETS	$290,117	$290,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$31,102	$32,734
Current portion of long-term debt	8,894	8,817
Total Current Liabilities	39,996	41,551

Long-Term Debt
Senior indebtedness	68,754	60,119
Capital lease obligations	1,639	2,547
Convertible subordinated debentures	14,662	17,162
Deferred Income Taxes	11,447	11,726
Other Liabilities	13,312	15,019
Stockholders' Equity	140,307	142,114
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$290,117	$290,238

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